Exhibit 99.1

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
REPORTS FISCAL 2009 FINANCIAL RESULTS

MINNEAPOLIS, Minn. (November 24, 2009) — Northern Technologies International Corporation (NASDAQ: NTIC) today reported financial results for its fiscal year 2009.

G. Patrick Lynch, President and Chief Executive Officer of NTIC said, “Although 2009 was a very challenging year for global manufacturing in general as well as NTIC specifically, we have taken specific action to strengthen our company and to prepare for solid future growth.  We have begun to see a rebound in our core business early in fiscal 2010.  Additionally, we have leveraged our scientific expertise and bolstered our global distribution organization that spans our three growth opportunities— Zerust® corrosion protection for oil and gas infrastructure, Natur-Tec® bioplastics, and Polymer Energy waste plastic to fuel conversion equipment.  We have established and strengthened our oil and gas industry relationships in Brazil, Russia, Mexico and France, and are already making progress in these areas, with two major oil companies having purchased and installed our Zerust storage tank solutions for testing purposes.  Additionally, Natur-Tec sales in the United States have increased through our growing network of more than 20 industrial distributors as well as our www.naturbag.com website, and we are in discussions with several retailers we expect to begin placing Natur-Tec products on store shelves by spring 2010.  Polymer Energy has completed the installation and commissioning of three plants, with the most recent project being completed just last month in Hua Hin, Thailand.”

“As part of our overall goal to expand our operations, we retained Next Generation Equity Research LLC and raised $3.5 million in September 2009 for working capital to continue our expansion into new markets.  With this capital in place, we intend to continue to build traction for our businesses and key markets,” Mr. Lynch continued.

While our ZERUST® sales to the manufacturing sector, which represents the most significant portion of our business, was negatively impacted by the worldwide economic recession, we are extremely gratified with the overwhelming response from so many potential customers in all three new market areas.  Having already successfully placed product in a number of test markets, we remain confident that these efforts will result in increased revenue and profitability for the company,” Mr. Lynch concluded.

Financial Results

NTIC’s operating results for fiscal 2009 were adversely affected by worldwide economic conditions, particularly adverse conditions affecting the worldwide automobile industry, which historically has been one of the primary markets for NTIC’s ZERUST® rust and corrosion inhibiting products.  Cost reduction measures during its second quarter of fiscal 2009, which resulted in a 30% reduction in overall operating expenses and joint venture support expenses compared to fiscal 2008.   NTIC incurred a net loss of $(3,344,976), or $(0.89) per diluted common share, for fiscal 2009 compared to net income of $2,553,956, or $0.68 per diluted common share, for fiscal 2008.  The net loss was primarily the result of decreased demand of NTIC’s ZERUST® products in the United States and internationally due to the global economic recession, and to a lesser extent, a $554,000 loss on impairment relating to React-NTI, which was incurred during second quarter of fiscal 2009.

NTIC’s consolidated net sales from its North American operations decreased 32.4% during fiscal 2009 compared to fiscal 2008 primarily as a result of decreased demand for ZERUST® products and the elimination of the React Inc. sales, partially offset by increased sales of Natur-Tec® products.

Cost of good sold as a percentage of net sales increased to 65.5% in fiscal 2009 compared to 60.2% in fiscal 2008 primarily as a result of fixed costs spread over decreased net sales and the decrease in gross margin of ZERUST® product sales during fiscal 2009 compared to fiscal 2008 as a result of pricing pressures from key customers and increased competition.

Total net sales of all of NTIC’s joint ventures decreased 38.9% to $61,895,133 during fiscal 2009 compared to $101,279,532 during fiscal 2008 primarily as a result of decreased demand for ZERUST® products due to the global economic recession and, to a lesser extent, fluctuations in the foreign currency exchange rate of the U.S. dollar compared to other currencies in which NTIC’s joint ventures conduct business.  As a result of the decrease in total net sales of NTIC’s joint ventures, NTIC recognized a 43.3% decrease in fee income for technical and support services and a 90.3% decrease in its equity in income of corporate joint ventures and holding companies during fiscal 2009 compared to fiscal 2008.  Although NTIC’s direct joint venture expenses decreased 17.7% during fiscal 2009 compared to fiscal 2008, NTIC’s total income from its corporate joint ventures and holding companies decreased 109.8% to a loss during fiscal 2009 compared to fiscal 2008 primarily as a result of decreased demand for ZERUST® products due to adverse worldwide economic conditions.

NTIC spent $3,024,205 in fiscal 2009 compared to $2,532,791 in fiscal 2008 in connection with its research and development activities.  NTIC anticipates that it will spend between $3,000,000 and $3,500,000 in fiscal 2010 on research and development activities related to its new technologies.  These expenses are accounted for in the “Expenses incurred in support of corporate joint ventures” section of NTIC’s consolidated statements of operations.

NTIC’s working capital was $2,727,737 at August 31, 2009, including $138,885 in cash and cash equivalents.  As of August 31, 2009, NTIC had $1,077,000 of borrowings under its $2,300,000 demand line of credit, which have since been repaid in full.  In September 2009, NTIC completed a $3,552,000 registered direct offering in which it sold an aggregate of 480,000 shares of its common stock to institutional investors at a purchase price of $7.40 per share, resulting in net proceeds of approximately $3,200,000, after deducting placement agent fees and expenses and NTIC’s offering expenses.

With respect to fourth quarter of fiscal 2009, NTIC’s consolidated net sales from its North American operations were $1,896,560 and thus within NTIC’s previously announced expectations.  NTIC’s net loss for fourth quarter of fiscal 2009 was $(1,205,491), or $(0.31) per share, which was higher than NTIC’s previously announced guidance.  The primary reason for the unanticipated higher net loss for fourth quarter was a significant decrease in NTIC’s equity in income from its corporate joint ventures and holding companies compared to expectations primarily due to the failure to recognize anticipated revenue by fiscal year end by one of NTIC’s joint ventures.

At the time of NTIC’s guidance in early September 2009, NTIC had not yet received the financial results from its corporate joint ventures.  NTIC does not intend as a matter of course to provide quarterly guidance going forward.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED AUGUST 31, 2009 AND 2008

	2009	2008
NORTH AMERICAN OPERATIONS:
Net sales	$8,575,308	$12,690,752
Cost of good sold	5,620,668	7,638,690
Gross profit	2,954,640	5,052,062

Operating expenses:	5,797,578	6,809,319

NORTH AMERICAN OPERATING LOSS	(2,842,938)	(1,757,257)

CORPORATE JOINT VENTURES AND HOLDING COMPANIES:
Equity in income of industrial chemical corporate joint ventures and holding companies	360,887	3,908,438
Equity in income (loss) of industrial non-chemical corporate joint ventures and holding companies	6,351	(116,241)
Gain on sale of industrial chemical corporate joint Venture	—	172,767
Fees for technical support and other services provided to corporate joint ventures	3,378,193	5,956,403
Expenses incurred in support of corporate joint ventures	(4,451,821)	(5,406,766)

(LOSS) INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	(706,390)	4,514,601

INTEREST INCOME	6,340	23,815
INTEREST EXPENSE	(132,411)	(123,874)
OTHER INCOME	25,025	28,407
GAIN ON SALE OF ASSETS	—	5,529
MINORITY INTEREST	3,398	32,735

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	(3,646,976)	2,723,956

INCOME TAX (BENEFIT) EXPENSE	(302,000)	170,000

NET (LOSS) INCOME	$(3,344,976)	$2,553,956

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.89)	$0.69
Diluted	$(0.89)	$0.68

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	3,749,012	3,714,940
Diluted	3,749,012	3,757,492

Composite financial information from the audited and unaudited financial statements of NTIC’s joint ventures carried on the equity basis is summarized as follows:

	August 31, 2009	August 31, 2008
Current assets	$43,863,290	$51,847,643
Total assets	50,224,882	58,958,102
Current liabilities	17,260,943	20,424,810

Noncurrent liabilities	2,325,943	4,756,650

Joint ventures’ equity	30,637,996	33,776,642
Northern Technologies International Corporation’s share of corporate joint ventures’ equity	$14,064,122	$16,016,347

	August 31, 2009	August 31, 2008
Net sales	$61,895,133	$101,279,532
Gross profit	28,700,894	44,224,644
Net income	535,563	6,401,755
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$367,238	$3,792,197

The following table sets forth NTIC’s net sales for the fiscal year ended August 31, 2009 and 2008 by segment:

	Fiscal Year Ended
	August 31, 2009	August 31, 2008
ZERUST® sales	$8,013,196	$12,005,151
Natur-Tec™ sales	538,542	383,904
React-NTI sales	23,570	53,537
React Inc. sales	—	248,160
Total North American net sales	$8,575,308	$12,690,752

About Northern Technologies International Corporation
Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and technical services either directly or via a network of joint ventures and independent distributors in over 50 countries.  NTIC’s primary business is corrosion prevention. NTIC has been selling its proprietary ZERUST® and EXCOR® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 30 years. NTIC also offers worldwide on-site technical consulting for rust and corrosion issues.  NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. In addition, in fiscal 2008 NTIC launched a new product line of compounds and finished products based on a portfolio of proprietary bio-plastic technologies under the Natur- Tec™ brand.  NTIC also is in the advanced stages of commercially launching plastic waste to fuel conversion technology and is in various stages of development with respect to several other emerging businesses.

Forward-Looking Statements
Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include our expectations regarding the future performance of our new businesses and other statements that can be identified by words such as “expect,” “intend,” “continue,” “anticipate,” “estimate,” “potential,” “will,” “would,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC’s dependence on the success of its joint ventures and technical fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates; the current financial crises affecting the U.S. and worldwide banking system and financial markets; contraction of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; increased competition; the success of NTIC’s new businesses; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters, NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others, the ability of NTIC’s lender to declare outstanding indebtedness immediately due and payable and current and potential litigation. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.